[AMERICAN EXPRESS(R) LOGO]

IDS LIFE OF NEW YORK

IDS LIFE INSURANCE COMPANY
OF NEW YORK
20 Madson Ave. Ext.
P.O. Box 5144
Albany, New York 12205


DEFERRED ANNUITY CONTRACT

-    FLEXIBLE PURCHASE PAYMENTS.

-    OPTIONAL FIXED DOLLAR OR VARIABLE ACCUMULATION VALUES AND ANNUITY PAYMENTS.

-    ANNUITY PAYMENTS TO BEGIN ON THE SETTLEMENT DATE.

-    THIS CONTRACT IS NONPARTICIPATING. DIVIDENDS ARE NOT PAYABLE.


Annuitant:   John Doe                       Contract Date:       July 20, 2002

Contract Number: XXXX-XXXXXXXX              Settlement Date:     July 20, 2052


This is a deferred annuity contract. It is a legal contract between you, as the owner, and us, IDS Life Insurance Company of New York, a Stock Company. PLEASE READ YOUR CONTRACT CAREFULLY.

If the annuitant is living on the Settlement Date, upon your request, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the terms of this contract.

We issue this contract in consideration of your application and the payment of the purchase payments.

Signed for and issued by IDS Life Insurance Company of New York in Albany, New York, as of the contract date shown above.

ACCUMULATION VALUES AND ANNUITY PAYMENTS, WHEN BASED ON THE INVESTMENT RESULTS OF THE VARIABLE SUBACCOUNTS, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. SEE PAGE 9 FOR VARIABLE PROVISIONS.

In order for the dollar amount of variable annuity payments not to decrease, the assets of the variable accounts must have an annual net rate of investment return of 5%. This is equal to a 5.95% gross investment return minus the .95% risk charge.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS

If for any reason you are not satisfied with this contract, return it to us or our representative within 10 days after you receive it. We will then cancel this contract and refund all premiums which you have paid. This contract will then be considered void from its start.


/s/ Timothy V. Bechtold

PRESIDENT


/s/ [ILLEGIBLE]

SECRETARY

31053                                                                     (7/99)

                          GUIDE TO CONTRACT PROVISIONS

DEFINITIONS                             IMPORTANT WORDS AND MEANINGS/PAGE 3

GENERAL PROVISIONS                      ENTIRE CONTRACT; INCONTESTABLE; BENEFITS BASED
                                        ON INCORRECT DATA; STATE LAWS; FEDERAL LAWS;
                                        REPORTS TO OWNER; EVIDENCE OF SURVIVAL;
                                        PROTECTION OF PROCEEDS; PAYMENTS BY US;
                                        VOTING RIGHTS/PAGE 4

OWNERSHIP AND BENEFICIARY               OWNER'S RIGHTS; CHANGE OF OWNERSHIP;
                                        BENEFICIARY; CHANGE OF BENEFICIARY
                                        BENEFICIARY'S RIGHTS; ASSIGNMENT/PAGE 5

PAYMENTS TO BENEFICIARY                 DESCRIBES OPTIONS AND AMOUNTS PAYABLE UPON
                                        DEATH/PAGE 6

PURCHASE PAYMENTS                       PURCHASE PAYMENTS; AMOUNT AND INTERVALS;
                                        PAYMENT LIMITS; ALLOCATION OF PURCHASE
                                        PAYMENTS; ADDITIONAL "CREDITS" FOR PURCHASE
                                        PAYMENTS/PAGE 7

CONTRACT VALUE                          DESCRIBES THE FIXED AND VARIABLE ACCOUNT
                                        CONTRACT VALUES; INTEREST TO BE CREDITED,
                                        CONTRACT ADMINISTRATIVE CHARGE; PREMIUM TAX
                                        CHARGES, TRANSFERS OF CONTRACT VALUES/PAGE 8

FIXED AND VARIABLE ACCOUNTS             DESCRIBES THE VARIABLE SUBACCOUNTS,
                                        ACCUMULATION UNITS AND VALUES; NET
                                        INVESTMENT FACTOR; MORTALITY AND EXPENSE
                                        RISK CHARGE; ANNUITY UNIT VALUE/PAGE 9

SURRENDER PROVISIONS                    SURRENDER OF THE CONTRACT FOR ITS SURRENDER
                                        VALUE; RULES FOR SURRENDER; SURRENDER VALUE;
                                        SURRENDER CHARGE; SURRENDER ORDER; WAIVER OF
                                        SURRENDER CHARGES; SUSPENSION OR DELAY IN
                                        PAYMENT OF SURRENDER/PAGE 11

ANNUITY PROVISIONS                      WHEN ANNUITY PAYMENTS BEGIN; DIFFERENT WAYS
                                        TO RECEIVE ANNUITY PAYMENTS; DETERMINATION OF
                                        PAYMENT AMOUNTS/PAGE 13

TABLES OF SETTLEMENT RATES              TABLES SHOWING AMOUNT OF FIRST VARIABLE
                                        ANNUITY PAYMENT AND THE GUARANTEED FIXED
                                        ANNUITY PAYMENTS FOR THE VARIOUS PAYMENT
                                        PLANS/PAGE 15

31053                                Page 2                               (7/99)

                                  CONTRACT DATA

Annuitant:   John Doe                       Contract Date:       July 20, 2002

Contract Number:  XXXX-XXXXXXXX             Settlement Date:     July 20, 2052

Contract Owner:   John Doe                  Age at Issue:        35

Deferred Annuity Contract ("AMERICAN EXPRESS(R) RETIREMENT ADVISOR ADVANTAGE VARIABLE ANNUITY")

Upon issuance of this contract your purchase payments have been scheduled to be paid and applied to the fixed and variable subaccounts as shown below. You may change the amount, frequency and allocations as provided in this contract. Refer to the Purchase Payments provision.

Cash Submitted With Application:*             $  10,000.00
Scheduled Purchase Payment:
                    Annual Amount:            NA

     * Exchanges and transfers from other accounts are not reflected and will be confirmed separately.

VARIABLE                                                                                    PURCHASE PAYMENTS
SUBACCOUNTS              FUND                                                               ALLOCATION PERCENTAGE
-----------              ----                                                               ---------------------
BC                       AXP(R) VP - Blue Chip Advantage Fund                                      50.00%
BD                       AXP(R) VP - Bond Fund                                                      0.00%
CR                       AXP(R) VP - Capital Resource Fund                                          0.00%
CM                       AXP(R) VP - Cash Management Fund                                           0.00%
DE                       AXP(R) VP - Diversified Equity Income Fund                                 0.00%
EM                       AXP(R) VP - Emerging Markets Fund                                          0.00%
ES                       AXP(R) VP - Equity Select Fund                                             0.00%
EI                       AXP(R) VP - Extra Income Fund                                              0.00%
FI                       AXP(R) VP - Federal Income Fund                                            0.00%
GB                       AXP(R) VP - Global Bond Fund                                               0.00%
GR                       AXP(R) VP - Growth Fund                                                    0.00%
IE                       AXP(R) VP - International Fund                                             0.00%
MF                       AXP(R) VP - Managed Fund                                                   0.00%
ND                       AXP(R) VP - New Dimensions Fund(R)                                         0.00%
SC                       AXP(R) VP - Small Cap Advantage Fund                                       0.00%
IV                       AXP(R) VP - S&P 500 Index Fund                                             0.00%
ST                       AXP(R) VP - Stock Fund                                                     0.00%
SA                       AXP(R) VP - Strategy Aggressive Fund                                       0.00%
SV                       AXP(R) VP Partners - Small Cap Value Fund                                  0.00%
AC                       AIM V.I. Capital Appreciation Fund, Series II                              0.00%
AD                       AIM V.I. Capital Development Fund, Series II                               0.00%
AL                       Alliance VP Growth & Income Portfolio (Class B)                            0.00%
AB                       Alliance VP AllianceBernstein Int'l Value Portfolio (Class B)              0.00%
AI                       American Century VP International, Class II                                0.00%
AV                       American Century VP Value, Class II                                        0.00%
SR                       Calvert Variable Series, Inc. Social Balanced Portfolio                    0.00%
CG                       Evergreen VA Capital Growth Fund, Class L Shares                           0.00%
FG                       Fidelity VIP III Growth & Income Portfolio (Service Class 2)              10.00%
FM                       Fidelity VIP III Mid Cap Portfolio (Service Class 2)                       0.00%
FO                       Fidelity VIP Overseas Portfolio (Service Class 2)                          0.00%
RE                       FTVIPT Franklin Real Estate Fund - Class 2                                 0.00%
SI                       FTVIPT Franklin Small Cap Value Securities Fund - Class 2                  0.00%
MS                       FTVIPT Mutual Shares Securities Fund - Class 2                             0.00%
UE                       Goldman Sachs VIT CORE(SM) U.S. Equity Fund                                0.00%
MC                       Goldman Sachs VIT Mid Cap Value Fund                                       0.00%
ID                       INVESCO VIF - Dynamics Fund                                                0.00%
FS                       INVESCO VIF - Financial Services Fund                                     10.00%
TC                       INVESCO VIF - Technology Fund                                              0.00%

                                     Page 2A

                                     Page 2B
                           CONTRACT DATA - (continued)

VARIABLE                                                                                    PURCHASE PAYMENTS
SUBACCOUNTS              FUND                                                               ALLOCATION PERCENTAGE
-----------              ----                                                               ---------------------
TL                       INVESCO VIF - Telecommunications Fund                                      0.00%
GT                       Janus Aspen Series Global Technology Portfolio: Service Shares             0.00%
IG                       Janus Aspen Series Int'l Growth Portfolio: Service Shares                  0.00%
IP                       Lazard Retirement Series International Equity Portfolio                    0.00%
MG                       MFS(R) Investors Growth Stock Series - Service Class                      10.00%
MD                       MFS(R) New Discovery Series - Service Class                                0.00%
UT                       MFS(R) Utilities Series - Service Class                                    0.00%
PE                       Pioneer Equity Income VCT Portfolio - Class II Shares                      0.00%
EU                       Pioneer Europe VCT Portfolio - Class II Shares                             0.00%
HS                       Putnum VT Health Sciences Fund - Class IB Shares                           0.00%
PI                       Putnam VT International Growth Fund - Class IB Shares                      0.00%
VS                       Putnam VT Vista Fund - Class IB Shares                                     0.00%
SO                       Strong Opportunity Fund II - Advisor Class                                 0.00%
IT                       Wanger International Small Cap                                             0.00%
SP                       Wanger U.S. Smaller Companies                                              0.00%
AA                       Wells Fargo VT Asset Allocation Fund                                       0.00%
WI                       Wells Fargo VT International Equity Fund                                   0.00%
SG                       Wells Fargo VT Small Cap Growth Fund                                       0.00%

FIXED ACCOUNT
-------------
FIX                      IDS Life of New York Fixed Account                                         20.00%

SCHEDULE OF SURRENDER CHARGES

Surrender Charge Period for Each Purchase Payment:    7 YEARS

NUMBER OF COMPLETED                            SURRENDER CHARGE
YEARS FROM DATE OF                             PERCENTAGE APPLIED TO EACH
PURCHASE PAYMENT                               PURCHASE PAYMENT
-------------------                            --------------------------
         0                                           7%
         1                                           7%
         2                                           7%
         3                                           6%
         4                                           5%
         5                                           4%
         6                                           2%
         7                                           0%

Contract Administrative Charge:   $30 annually. Charge is waived if contract
                                  value, or purchase payments less purchase payments surrendered, equals or exceeds
                                  $50,000. See Contract Administrative Charge provision.

Maximum Anniversary Value Death Benefit
  Rider Effective 7-20-2002                           Annual Charge of .15%

                                     Page 2C

Maximum Purchase Payments Permitted:

                      1st contract year:                   $      2,000,000
                      Each contract year thereafter:       $        100,000

Fixed Account Guaranteed Interest Rate:    3% Annual Effective Rate

As of the date this contract was issued, any amounts allocated to the fixed account will earn interest, for the first year, at the annual effective rate of 3.55%. New rates may be declared from time to time.

                                  Fixed Account
            Table of Guaranteed Minimum Contract and Surrender Values
              Guaranteed Interest Rate: 3% Annual Effective Return

The following table shows the guaranteed minimum fixed account contract and surrender values based on these assumptions: (1) $1,200 purchase payments are received and allocated 100% to the fixed account at the beginning of each year;
(2) There have been no surrenders; (3) There are no premium tax charges; (4) There are no optional death benefit riders selected. This table reflects the $30 annual contract administrative charge (waived when purchase payments less surrenders equals or exceeds $50,000). If purchase payments are otherwise paid or allocated or if there are surrenders, optional death benefit riders, or premium tax charges, the values below will be adjusted in accordance with provisions of this contract. The values below are based on a 7-year surrender charge period for each purchase payment.

                GUARANTEED       GUARANTEED                    GUARANTEED        GUARANTEED
  END OF      MINIMUM FIXED     MINIMUM FIXED      END OF     MINIMUM FIXED     MINIMUM FIXED
 CONTRACT        ACCOUNT           ACCOUNT        CONTRACT       ACCOUNT           ACCOUNT
   YEAR       CONTRACT VALUE   SURRENDER VALUE      YEAR      CONTRACT VALUE   SURRENDER VALUE
----------    --------------   ---------------    --------    --------------   ---------------
    1         $   1,206.00     $    1,129.98         11       $   15,446.20     $  14,990.20
    2             2,448.18          2,293.65         12           17,115.59        16,659.59
    3             3,727.63          3,492.23         13           18,835.06        18,379.06
    4             5,045.45          4,736.29         14           20,606.11        20,150.11
    5             6,402.82          6,029.90         15           22,430.29        21,974.29

    6             7,800.90          7,375.28         16           24,309.20        23,853.20
    7             9,240.93          8,786.11         17           26,244.47        25,788.47
    8            10,724.16         10,268.16         18           28,237.81        27,781.81
    9            12,251.88         11,795.88         19           30,290.94        29,834.94
    10           13,825.44         13,369.44         20           32,405.67        31,949.67

Variable account contract and surrender values are not guaranteed. Information concerning contract and surrender values will be provided to you at any time upon written request.

                                     Page 2D

                       Paid-Up Fixed Dollar Annuity Table

The table below shows the guaranteed monthly fixed dollar annuity payment (based on annuity payment Plan B of 10 years certain and life) if monthly purchase payments are paid for the number of years indicated and then left to accumulate to the assumed settlement date.* The amounts shown are based on the following assumptions: (1) $100 monthly purchase payments are received by the company at the beginning of each contract month and allocated to the fixed account; and (2) there have been no surrenders, optional death benefit riders, or premium tax charges. Otherwise, the amounts below will be adjusted in accordance with the provisions of this contract.

* Assumed settlement date is equal to the later of: (1) the annuitant's age 65 contract anniversary; or (2) the 10th contract anniversary; but in no event later than the annuitant's age 90 contract anniversary.

NUMBER OF YEARS        MONTHLY FIXED DOLLAR         NUMBER OF YEARS        MONTHLY FIXED DOLLAR
   PURCHASE             ANNUITY PAYMENT AT             PURCHASE             ANNUITY PAYMENT AT
 PAYMENTS MADE        ASSUMED SETTLEMENT DATE        PAYMENTS MADE        ASSUMED SETTLEMENT DATE
---------------       -----------------------       ---------------       -----------------------
      1               $        13.48                        11            $      128.49
      2                        26.57                        12                   138.23
      3                        39.28                        13                   147.68
      4                        51.62                        14                   156.86
      5                        63.60                        15                   165.78

      6                        75.23                        16                   174.43
      7                        86.52                        17                   182.83
      8                        97.48                        18                   190.99
      9                       108.12                        19                   198.91
      10                      118.46                        20                   206.60

                                                            25                   241.81
                                                            30                   272.63

If purchase payments are paid to the assumed settlement date, the guaranteed fixed account contract value at such date will be $56,679.49 and the guaranteed monthly fixed dollar annuity payment will be $272.63.

                                   DEFINITIONS

The following words are often used in this contract. When we use these words, this is what we mean:

ACCUMULATION UNIT

An accumulation unit is an accounting unit of measure. It is used to calculate the contract value prior to settlement.

ANNUITANT

The person or persons on whose life monthly annuity payments depend.

ANNUITY UNIT

An annuity unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the variable subaccounts on and after the settlement date.

CODE

The Internal Revenue Code of 1986, as amended, its regulations thereunder and/or promulgations of the Internal Revenue Service, as applicable.

CONTRACT ANNIVERSARY

The same day and month as the contract date each year that the contract remains in force.

CONTRACT DATE

The date from which contract anniversaries, contract years, and contract months are determined. Your contract date is shown under Contract Data.

CONTRACT VALUE

The sum of the Fixed Account Contract Value (which receives a declared interest rate) and the Variable Account Contract Value (which varies with the investment performance of the elected subaccounts) for this contract.

FIXED ACCOUNT

The fixed account is made up of all our assets other than those in any separate account.

FIXED ANNUITY

A fixed annuity is an annuity with payments which are guaranteed by us as to dollar amount during the annuity payment period.

SETTLEMENT

The application of the contract value of this contract to an Annuity Payment Plan to provide annuity payments.

SETTLEMENT DATE

The date shown under Contract Data on which annuity payments are scheduled to begin. This date may be changed as provided in this contract. You will be notified prior to the settlement date in order to select an appropriate annuity payment plan.

VALUATION DATE

A valuation date is each day the New York Stock Exchange is open for trading.

VALUATION PERIOD

A valuation period is the interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

VARIABLE ANNUITY

A variable annuity is an annuity with payments which: (1) are not predetermined or guaranteed as to dollar amounts; and (2) vary in amount with the investment experience of one or more of the variable subaccounts.

VARIABLE SUBACCOUNTS

The portfolios of the Variable Account. The subaccounts available on the contract date are named under Contract Data.

WE, OUR, US

IDS Life Insurance Company of New York.

WRITTEN REQUEST

A request in writing signed by you and delivered to us at our corporate office.

YOU, YOUR

The owner of this contract. The owner may be someone other than the annuitant. The owner may be changed as provided in this contract.

31053                                Page 3                               (7/99)

                               GENERAL PROVISIONS

ENTIRE CONTRACT

This contract form and any attached endorsements or riders is the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of our rights or requirements under this contract. That person must do so in writing. None of our other representatives or other persons has the authority to change or waive any of our rights or requirements under this contract.

INCONTESTABLE

This contract is incontestable from its date of issue.

BENEFITS BASED ON INCORRECT DATA

If the amount of benefits is determined by data as to a person's age or sex that is incorrect, benefits will be recalculated on the basis of the correct data. Any underpayments made by us will immediately be paid in a single sum with an interest credit of 6% per annum. Any overpayments made by us will be subtracted from the future payments together with an interest charge of 6% per annum.

STATE LAWS

This contract is governed by the laws of the state in which it is delivered. The values and benefits of this contract are at least equal to those required by such state.

FEDERAL LAWS

This contract is intended to qualify as an annuity contract under Section 72 of the Internal Revenue Code for Federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification. We will send you a copy of any such amendments.

REPORTS TO OWNER

At least once a year we will send you a statement showing the contract value, the cash surrender value and death benefit of this contract as of a date not more than two months prior to the statement. This statement will be based on any laws or regulations that apply to contracts of this type. It will be mailed to your last known post office address.

EVIDENCE OF SURVIVAL

Where any payments under this contract depend on the recipient or annuitant being alive on a given date, proof that such condition has been met may be required by us. Such proof may be required prior to making the payment.

PROTECTION OF PROCEEDS

Payments under this contract are not assignable by any beneficiary prior to the time they are due.

PAYMENTS BY US

All sums payable by us are payable from our corporate office. Any payment or surrender from a variable annuity is based on the variable contract value.

VOTING RIGHTS

So long as federal law requires, we will give certain voting rights to contract owners. As contract owner, if you have voting rights we will send a notice to you telling you the time and place of the shareholder meeting. The notice will also explain matters to be voted upon and how many votes you have.

31053                                Page 4                               (7/99)

                            OWNERSHIP AND BENEFICIARY

OWNER'S RIGHTS

As long as the annuitant is living and unless otherwise provided in this contract, you may exercise all rights and privileges provided in this contract or allowed by us.

CHANGE OF OWNERSHIP

You can change the ownership of this contract by written request on a form approved by us. The change must be made while the annuitant is living. Once the change is received by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before receipt.

BENEFICIARY

Unless designated otherwise, beneficiaries are those you name, in a form satisfactory to us, to receive benefits of this contract when the first of you or the annuitant die while this contract is in force. The owner may change the beneficiary as provided below.

Unless designated otherwise, benefits will be paid equally to all primary beneficiaries surviving the annuitant, however if none survive, proceeds will be paid equally to all contingent beneficiaries surviving the annuitant. If no beneficiary survives the annuitant, we will pay the benefits to you, if living, otherwise to your estate.

CHANGE OF BENEFICIARY

You may change the beneficiary anytime while the annuitant is living by satisfactory written request to us. Once the change is received by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the receipt.

BENEFICIARY'S RIGHTS

If the death benefit under this contract becomes payable to a beneficiary (payee) under an Annuity Payment Plan, that payee shall have the right to name a beneficiary. Any such request from the payee must be made on a form satisfactory to us.

ASSIGNMENT

While the annuitant is living, you can assign this contract or any interest in it. Your interest and the interest of any beneficiary is subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this contract. Any amounts payable to the assignee will be paid in a single sum.

A copy of any new assignment must be submitted to us at our corporate office. Any assignment is subject to any action taken or payment made by us before the assignment was received at our corporate office. We are not responsible for the validity or effect, tax or otherwise, of any assignment.

31053                                Page 5                               (7/99)

                             PAYMENTS TO BENEFICIARY

DEATH BENEFIT BEFORE THE SETTLEMENT DATE

If you or the annuitant die before the Settlement Date while this contract is in force, and both you and the annuitant are age 80 or younger on the date of death, we will pay the beneficiary the greatest of:

1.   the contract value; or

2.   the total purchase payments paid less any "adjusted partial surrenders"; or

3. the contract value as of the most recent sixth contract anniversary, plus any purchase payments paid and less any "adjusted partial surrenders" since that contract anniversary.

An "adjusted partial surrender" is calculated for each partial surrender as the product of (a) times (b) where:

     (a) is the ratio of the amount of the partial surrender to the contract value on the date of (but prior to) the partial surrender; and

     (b) is the death benefit on the date of (but prior to) the partial surrender.

If either you or the annuitant are age 81 or older on the date of death, we will pay the beneficiary the greater of:

1.   the contract value; or

2.   the total purchase payments less any adjusted partial surrenders.

The above amount will be payable in a lump sum on the valuation date we receive due proof of death of the annuitant or owner, whichever first occurs. The beneficiary may elect to receive payment anytime within 5 years after the date of death.

In lieu of a lump sum, payment may be made under an Annuity Payment Plan, provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2.   payments begin no later than one year after the date of death; and

3. the plan provides payments over a period which does not exceed the life or the life expectancy of the beneficiary.

In this event, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary.

We will determine the contract value on which we base amounts payable or applied under this section at the next accumulation unit value calculated after we receive due proof of death at our corporate office.

PRE-ELECTION OF AN ANNUITY PAYMENT PLAN

During your lifetime you may elect how the death benefit described herein is to be paid under the contract in the event of death before the settlement date. Any such election must be made on a form satisfactory to us. We must receive the form in our corporate office prior to the date of death of the first to die of the owner or annuitant. In this event the death benefit shall be payable as so elected by you, rather than as requested by the beneficiary. If for any reason such election does not satisfy Section 72 of the Code or related distribution requirements, the election will be void and the beneficiary will then be permitted to elect payment pursuant to the provisions of the contract.

SPOUSE OPTION TO CONTINUE CONTRACT UPON OWNER'S DEATH

If the owner's death occurs prior to the settlement date, the owner's spouse, if designated as sole beneficiary, or as a joint tenant with right of survivorship, may elect in writing to forego receipt of the death benefit and instead continue this contract in force as owner and annuitant, if applicable. The election by the spouse must be made within 60 days after we receive due proof of death.

ANNUITANT'S DEATH AFTER THE SETTLEMENT DATE

If the annuitant or owner dies after the settlement date, the amount payable, if any, will be as provided in the Annuity Payment Plan then in effect.

31053                                Page 6                               (7/99)

                                PURCHASE PAYMENTS

PURCHASE PAYMENTS

Purchase payments are the payments you make for this contract and the benefits it provides. Purchase payments must be paid or mailed to us at our corporate office or to an authorized agent. If requested, we'll give you a receipt for your purchase payments.

Net purchase payments are that part of your purchase payments applied to the contract value. A net purchase payment is equal to the purchase payment less any applicable premium tax charge.

AMOUNT AND INTERVALS

Purchase payments may be paid in a single sum or in installments until the earlier of: (1) the date this contract terminates by surrender or otherwise; or
(2) the date on which the annuity payments begin.

Subject to the Payment Limits Provision you may: (1) stop and/or restart purchase payments; or (2) increase or decrease the amount of your purchase payments; or (3) change the interval of your purchase payments.

PAYMENT LIMITS PROVISION

Maximum Purchase Payments - The maximum purchase payments in the first or later contract years may not exceed the amounts shown under Contract Data.

Minimum Purchase Payments - The minimum purchase payment is $50 per month which on an annualized basis, must be at least equal to $600.

We reserve the right to cancel this contract if both of the following conditions exist at the same time: (1) no purchase payments have been paid for a continuous period of 36 months; and (2) less than $600 in purchase payments have been paid under this contract. In this event we will give you 30 days written notice of our intent to cancel this contract. Upon such cancellation we will pay you the contract value in one sum. This contract will then terminate.

ALLOCATION OF PURCHASE PAYMENTS

You instruct us on how you want your purchase payments allocated among the fixed account and variable subaccounts. Your choice for each account may be made in any whole percent from 0% to 100% as long as the total adds up to 100%. Your allocation instructions as of the contract date are shown under Contract Data. By written request, or by other method agreed to by us, you may change your choice of accounts or percentages. The first net purchase payment will be allocated as of the end of the valuation period during which we make an affirmative decision to issue this contract. Net purchase payments after the first will be allocated as of the end of the valuation period during which we receive the payment at our corporate office.

ADDITIONAL "CREDITS" FOR PURCHASE PAYMENTS

We will add a Credit of 1% of all purchase payments received under this contract if your initial purchase payment to this contract was at least $100,000.

Credits are allocated to your contract value when the applicable purchase payments are applied to your contract value. Such Credits are allocated to your contract value according to allocation instructions in effect for your purchase payments.

Credits shall be reversed from the contract value for any purchase payment that is not honored.

Credits applied within 12 months preceding the date of death that results in a lump sum death benefit under this contract shall be reversed from the contract value.

The amount returned to you under the Right to Examine Contract (Free-look) provision shall not include any Credits applied to your contract.

31053                                Page 7                               (7/99)

                                 CONTRACT VALUE

CONTRACT VALUE

The contract value at any time is the sum of: (1) the Fixed Account Contract Value; and (2) the Variable Account Contract Value.

If: (1) part or all of the contract value is surrendered; or (2) charges described herein are made against the contract value; then a number of accumulation units from the variable subaccounts and an amount from the fixed account will be deducted to equal such amount. For surrenders, deductions will be made from the fixed or variable subaccounts that you specify. Otherwise, the number of units from the variable subaccounts and the amount from the fixed account will be deducted in the same proportion that your interest in each bears to the total contract value.

VARIABLE ACCOUNT CONTRACT VALUE

The variable account contract value at any time will be: (1) the sum of the value of all variable subaccount accumulation units under this contract resulting from purchase payments and any purchase payment credits so allocated, or transfers among the variable and fixed accounts; less (2) any units deducted for charges or surrenders.

FIXED ACCOUNT CONTRACT VALUE

The fixed account contract value at any time will be: (1) the sum of all amounts credited to the fixed account under this contract; less (2) any amounts deducted for charges or surrenders.

INTEREST TO BE CREDITED

We will credit interest to the fixed account contract value. Interest will begin to accrue on the date the purchase payments which are received in our corporate office become available to us for use. Such interest will be credited at a rate that we determine from time to time. However, we guarantee that the rate will not be less than the Guaranteed Interest Rate shown under Contract Data.

CONTRACT ADMINISTRATIVE CHARGE

We charge a fee for establishing and maintaining our records for this contract. The charge is $30 per year and is deducted from the contract value at the end of each contract year or, if earlier, when the contract is fully surrendered. The charge deducted will be prorated among the variable subaccounts and the fixed account in the same proportion your interest in each bears to the total contract value. In no instance will this charge exceed $30 in any contract year.

We waive this charge if your contract value, or your total purchase payments less any purchase payments surrendered, equals or exceeds $50,000.

If you make a full surrender of this contract, we deduct the full $30 contract administrative charge at the time of the full surrender regardless of purchase payments made or contract value.

The charge does not apply after settlement of this contract under an annuity payment plan.

PREMIUM TAX CHARGES

A charge will be made by us against the contract value of this contract at the time that any premium taxes not previously deducted are payable.

TRANSFERS OF CONTRACT VALUES

While this contract is in force prior to the settlement date, transfer of contract values may be made as outlined below:

1. You may transfer all or part of the values held in one or more variable subaccounts to another one or more of the variable subaccounts. Subject to item 2, you may also transfer values held in one or more of the variable subaccounts to the fixed account.

2. On or within the 30 days after a contract anniversary you may transfer values from the fixed account to one or more of the variable subaccounts. Only one such transfer is allowed during this period each year. If such a transfer is made, no transfers from a variable subaccount to the fixed account may be made for a period of 90 days from the date of such a transfer.

You may make a transfer by written request. Transfer requests may also be made according to automated transfer procedures that are then currently in effect, if any. There is no fee or charge for these transfers. However, the minimum transfer amount is $250, or if less, the entire value in the account from which the transfer is being made. The minimum automated transfer is $50.

31053                                Page 8                               (7/99)

                           FIXED AND VARIABLE ACCOUNTS

THE FIXED ACCOUNT

The fixed account is our general account. It is made up of all of our assets other than:

1.   those in the variable subaccounts; and

2.   those in any other segregated asset account.

THE VARIABLE ACCOUNT

The variable account is a separate investment account of ours. It consists of several subaccounts, which are named under Contract Data. We have allocated a part of our assets for this contract to the variable accounts. Such assets remain our property. However, they may not be charged with the liabilities from any other business in which we may take part.

INVESTMENTS OF THE VARIABLE ACCOUNT

Purchase payments applied to the variable subaccounts will be allocated as specified by the owner. Each variable subaccount will buy, at net asset value, shares of the fund shown for that subaccount under Contract Data or as later added or changed.

We may change the funds from which the variable subaccounts buy shares if laws or regulations change, the existing funds become unavailable or in our judgment, the funds are no longer suitable for the subaccounts. We have the right to substitute funds for those shown under Contract Data, including funds other than those shown under Contract Data. We may also: add additional subaccounts investing in other funds; combine subaccounts; transfer assets to and from the subaccounts or the variable account; and eliminate or close any subaccounts.

When required, we would first seek approval of the Securities and Exchange Commission and, the insurance regulator of the state where this contract is delivered.

VALUATION OF ASSETS

Fund shares in the variable subaccounts will be valued at their net asset value.

VARIABLE ACCOUNT ACCUMULATION UNITS

The number of accumulation units for each of the variable subaccounts is found by adding the number of accumulation units resulting from:

1. purchase payments and any purchase payment credits allocated to the subaccount; and

2.   transfers to the subaccount;

and subtracting the number of accumulation units from:

1.   transfers from the subaccount; and

2.   surrenders (including surrender charges) from the subaccount; and

3.   contract administrative charge deductions from the subaccount.

The number of accumulation units added or subtracted for each of the above transactions is found by dividing (1) by (2) where:

(1)  is the amount allocated to or deducted from the subaccount; and

(2) is the accumulation unit value for the subaccount for the respective valuation period during which we receive the purchase payment or transfer value, or during which we deducted transfers, surrenders, surrender charges or contract administrative charges.

VARIABLE ACCOUNT ACCUMULATION UNIT VALUE

The value of an accumulation unit for each of the variable subaccounts was arbitrarily set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

     The accumulation unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the same account for the next following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

NET INVESTMENT FACTOR

The net investment factor is an index applied to measure the investment performance of a variable subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation or annuity unit may increase or decrease.

31053                                Page 9                               (7/99)

The net investment factor for any such subaccount for any one valuation period is determined by: dividing (1) by (2) and subtracting (3) from the result. This is done where:

(1)  is the sum of:

     a) the net asset value per share of the fund held in the variable subaccount determined at the end of the current valuation period; plus

     b) the per share amount of any dividend or capital gain distributions made by the fund held in the variable subaccount, if the "ex-dividend" date occurs during the current valuation period.

(2) is the net asset value per share of fund held in the variable subaccount, determined at the end of the last prior valuation period.

(3)  is a factor representing the mortality and expense risk charge.

MORTALITY AND EXPENSE RISK CHARGE

In calculating unit values we will deduct a mortality and expense risk charge from the variable subaccounts equal, on an annual basis, to .95% of the daily net asset value. This deduction is made to compensate us for assuming the mortality and expense risks under contracts of this type. We estimate that approximately 2/3 of this charge is for assumption of mortality risk and 1/3 is for assumption of expense risk. The deduction will be: (1) made from each variable subaccount; and (2) computed on a daily basis.

ANNUITY UNIT VALUE

The value of an Annuity Unit for each variable subaccount was arbitrarily set at $1 when the first funds were bought. The value for any later valuation period is found as follows:

1. The annuity unit value for each variable subaccount for the last prior valuation periods is multiplied by the net investment factor for the subaccount for the valuation period for which the annuity unit value is being calculated.

2. The result is multiplied by an interest factor, which on an annualized basis is equal to .952381. This is done to neutralize the assumed investment rate which is built into the settlement tables on page 15.

31053                                Page 10                              (7/99)

                              SURRENDER PROVISIONS

SURRENDER

By written request and subject to the rules below you may:

1.   surrender this contract for the total surrender value; or

2.   partially surrender this contract for a part of the surrender value.

RULES FOR SURRENDER

All surrenders will have the following conditions;

1. You must apply by written request or other method agreed to by us: (a) while this contract is in force; and (b) prior to the earlier of the settlement date or the death of the annuitant.

2. Unless we agree otherwise, you must surrender an amount equal to at least $250 or the entire contract value, if less.

3. The amount surrendered, less any charges, will normally be paid to you within seven days of our receipt of your written surrender request and the return of this contract, if required. For surrenders from the fixed account, we have the right to defer payment to you for up to 6 months from the date we receive the request.

4. For partial surrenders, if you do not specify from which accounts the surrender is to be made, the surrender will be made from the variable subaccounts and fixed account in the same proportion as your interest in each bears to the contract value.

Upon surrender for the full surrender value this contract will terminate. We may require that you return the contract to us before we pay the full surrender value.

SURRENDER VALUE

The surrender value at any time will be:

1.   the contract value;

2.   minus the contract administrative charge;

3.   minus any surrender charge.

SURRENDER CHARGE

If you surrender all or a part of your contract, you may be subject to a surrender charge. A surrender charge applies if all or part of the surrender amount is from purchase payments we received within seven (7) years before surrender. The surrender charge schedule and applicable surrender charge percentages are shown under Contract Data. We determine your surrender charge by multiplying each of your payments surrendered by the applicable surrender charge percentage, and then adding the total surrender charges.

SURRENDER ORDER

For purposes of determining any surrender charge, we treat amounts surrendered from your contract value in the following order so that the amount actually surrendered, less any surrender charge that applies, equals your requested surrender amount.

1. First, surrenders are from contract earnings. Contract earnings are defined as the contract value less purchase payments not previously surrendered. (No surrender charge.)

2. Next, in each contract year, amounts totaling up to 10% of your prior contract anniversary contract value, but only to the extent not included and surrendered in Number 1. above. Your initial purchase payment is considered the prior contract anniversary contract value during the first contract year. (No surrender charge.)

3. Next, surrenders are from purchase payments received prior to the surrender charge period shown in the schedule under Contract Data. (No surrender charge.)

4. Next, surrenders are from purchase payments received that are still within the surrender charge period shown in the schedule under Contract Data. We surrender these payments on a first-in, first-out basis to minimize the surrender charge that applies to these payments.

31053                                Page 11                              (7/99)

WAIVER OF SURRENDER CHARGES

Surrender charges are waived for all of the following:

1. Death Benefit payments made in the event of the death of the owner or annuitant; or

2.   Contracts settled under an Annuity Payment Plan.

SUSPENSION OR DELAY IN PAYMENT OF SURRENDER

We have the right to suspend or delay the date of any surrender payment from the variable subaccounts for any period:

1.   when the New York Stock Exchange is closed; or

2.   when trading on the New York Stock Exchange is restricted; or

3. when an emergency exists as a result of which: (a) disposal of securities held in the variable subaccounts is not reasonably practicable; or (b) it is not reasonably practicable to fairly determine the value of the net assets of the variable subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders; or

5. if and to the extent permitted or required under the Federal Investment Company Act of 1940, as amended, and any other applicable federal or state law.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

31053                                Page 12                              (7/99)

                               ANNUITY PROVISIONS

SETTLEMENT

When settlement occurs, the contract value will be applied to make annuity payments. The first payment will be made as of the settlement date. This date is shown under Contract Data. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this contract for a supplemental contract, which provides for the annuity payments.

CHANGE OF SETTLEMENT DATE

You may change the settlement date shown for this contract. Tell us the new date by written request. However the settlement date may not be later than the annuitant's 90th birthday. Also, if you select a new date, it must be at least 30 days after we receive your written request at our corporate office.

ANNUITY PAYMENT PLANS

Subject to the terms of this contract, annuity payments may be made on a fixed dollar basis, a variable basis, or a combination of both. You can schedule receipt of annuity payments according to one of the Plans A through E below or another plan agreed to by us.

     PLAN A - This provides monthly annuity payments during the lifetime of the annuitant. No payments will be made after the annuitant dies.

     PLAN B - This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, ten or fifteen years. You must select the guaranteed period.

     PLAN C - This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the amount applied under this Plan by the amount of the first monthly annuity payment.

     PLAN D - Monthly payments will be paid during the lifetime of the annuitant and a joint annuitant. When either the annuitant or the joint annuitant dies we will continue to make monthly payments during the lifetime of the survivor. No payments will be paid after the death of both the annuitant and joint annuitant.

     PLAN E - (Installments for a specified period ) This provides monthly annuity payments for a period of years. The period of years may be no less than 10 or more than 30.

By written request to us at least 30 days before the settlement date, you may select the Plan. If at least 30 days before the settlement date we have not received at our corporate office your written request to select a Plan, we will make fixed dollar annuity payments according to Plan B with payments guaranteed for ten years.

If the Plan selected has a payment amount that is the same as another Plan having a longer guarantee period, then the Plan with the longer guarantee period will be deemed to have been chosen.

If the amount to be applied to a Plan is less than $2,000 or would not provide an initial monthly payment of at least $20, we have the right to make a lump sum payment of the contract value.

ALLOCATION OF CONTRACT VALUES AT SETTLEMENT

At the time of settlement under an Annuity Payment Plan you may reallocate your contract value to the Fixed Account to provide fixed dollar payments and/or among the variable subaccounts to provide variable annuity payments. Unless we agree otherwise, you may use a maximum of five variable subaccounts at any one time during settlement.

FIXED ANNUITY

A fixed annuity is an annuity with payments that are guaranteed by us as to dollar amount. Fixed annuity payments after the first will never be less than the amount of the first payment. At settlement, the fixed account contract value will be applied to the applicable Settlement Table. This will be done in accordance with the Payment Plan chosen. The amount payable for each $1,000 so applied is shown in Table B on page 16.

VARIABLE ANNUITY

A variable annuity is an annuity with payments which: (1) are not predetermined or guaranteed as to dollar amount: and (2) vary in

31053                                Page 13                              (7/99)
amount with the investment experience of the variable subaccounts.

DETERMINATION OF FIRST VARIABLE ANNUITY PAYMENT

At settlement, the variable account contract value will be applied to the applicable Settlement Table. This will be done: (1) on the valuation date on or next preceding the 7th calendar day before the settlement date; and (2) in accordance with the Payment Plan chosen. The amount payable for the first payment for each $1,000 so applied is shown in Table A on page 15.

VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT

Variable annuity payments after the first vary in amount. The amount changes with the investment performance of the variable subaccounts. The dollar amount of variable annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows:

1. The dollar amount of the first annuity payment is divided by the value of an annuity unit as of the valuation date on or next preceding the 7th calendar day before the settlement date. This result establishes the fixed number of annuity units for each monthly annuity payment after the first. This number of annuity units remains fixed during the annuity payment period.

2. The fixed number of annuity units is multiplied by the annuity unit value as of the valuation date on or next preceding the 7th calendar day before the date the payment is due. The result establishes the dollar amount of the payment.

We guarantee that the dollar amount of each payment after the first will not be affected by variation in expenses or mortality experience.

EXCHANGE OF ANNUITY UNITS

After annuity payments begin, annuity units of any variable subaccount may be exchanged for units of any of the other variable subaccounts. This may be done no more than once a year. Unless we agree otherwise you may use a maximum of five variable subaccounts at any one time. Once annuity payments start, no exchanges may be made to or from any fixed annuity.

31053                                Page 14                              (7/99)

                           TABLES OF SETTLEMENT RATES

Table A below shows the amount of the first monthly variable annuity payment, based on a 5% assumed investment return, for each $1,000 of value applied under any payment plan. The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any payment plan will be based on our fixed dollar Table of Settlement Rates in effect at settlement. Such rates are guaranteed to be not less than those shown in Table
B. The amount of such annuity payments under Plans A, B and C will depend upon the sex and age of the annuitant at settlement. The amount of such annuity payments under Plan D will depend upon the sex and the age of the annuitant and the joint annuitant at settlement.

        TABLE A - DOLLAR AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY PAYMENT
                               PER $1,000 APPLIED

                         PLAN A                                  PLAN B                                 PLAN C           PLAN D
------------------------------------------------------------------------------------------------------------------------------------
                                                            LIFE INCOME WITH                          LIFE INCOME        JOINT &
 AGE                   LIFE INCOME          FIVE YEARS          TEN YEARS         FIFTEEN YEARS        INSTALLMENT       SURVIVOR
 AT       BEGINNING     NON-REFUND           CERTAIN             CERTAIN             CERTAIN             REFUND         NON-REFUND
ANNUI-       IN                                                                                                        MALE & FEMALE
TIZATION    YEAR      MALE    FEMALE     MALE     FEMALE     MALE     FEMALE     MALE     FEMALE    MALE      FEMALE     SAME AGE
------------------------------------------------------------------------------------------------------------------------------------
 Age 65      2005      6.49      5.85      6.44      5.83      6.29      5.77      6.06      5.66      6.13      5.67      5.34
             2010      6.40      5.78      6.35      5.76      6.22      5.71      6.00      5.61      6.06      5.61      5.30
             2015      6.31      5.72      6.27      5.70      6.15      5.65      5.95      5.56      6.00      5.56      5.25
             2020      6.23      5.66      6.19      5.64      6.08      5.60      5.90      5.52      5.93      5.51      5.21
             2025      6.15      5.60      6.12      5.59      6.01      5.54      5.84      5.47      5.88      5.47      5.18
             2030      6.08      5.55      6.05      5.53      5.95      5.50      5.80      5.43      5.82      5.43      5.14

Age 70       2005      7.41      6.54      7.29      6.50      6.98      6.36      6.54      6.14      6.79      6.22      5.85
             2010      7.28      6.45      7.17      6.41      6.88      6.28      6.48      6.08      6.70      6.15      5.78
             2015      7.16      6.35      7.06      6.32      6.80      6.21      6.42      6.03      6.61      6.08      5.72
             2020      7.04      6.27      6.95      6.24      6.71      6.14      6.37      5.97      6.53      6.01      5.66
             2025      6.93      6.19      6.85      6.16      6.63      6.07      6.31      5.92      6.45      5.95      5.61
             2030      6.83      6.11      6.76      6.09      6.55      6.01      6.26      5.87      6.38      5.90      5.56

Age 75       2005      8.67      7.58      8.42      7.47      7.78      7.15      7.02      6.70      7.65      6.99      6.59
             2010      8.49      7.43      8.26      7.34      7.68      7.05      6.97      6.63      7.53      6.89      6.49
             2015      8.32      7.30      8.11      7.21      7.58      6.96      6.91      6.57      7.42      6.80      6.40
             2020      8.16      7.18      7.97      7.10      7.48      6.87      6.86      6.51      7.31      6.71      6.31
             2025      8.00      7.06      7.83      6.99      7.38      6.78      6.81      6.46      7.21      6.62      6.24
             2030      7.86      6.95      7.70      6.89      7.29      6.70      6.75      6.40      7.12      6.55      6.16

Age 85       2005     13.01     11.44     11.71     10.69      9.46      9.09      7.69      7.60     10.30      9.50      9.30
             2010     12.65     11.12     11.48     10.45      9.38      9.00      7.67      7.58     10.11      9.32      9.09
             2015     12.31     10.82     11.26     10.23      9.30      8.90      7.66      7.56      9.93      9.15      8.90
             2020     11.99     10.55     11.04     10.02      9.22      8.80      7.64      7.53      9.76      9.00      8.72
             2025     11.70     10.29     10.84      9.83      9.15      8.71      7.62      7.51      9.60      8.85      8.55
             2030     11.42     10.06     10.64      9.64      9.07      8.62      7.61      7.48      9.45      8.72      8.40
------------------------------------------------------------------------------------------------------------------------------------

Table A above is based on the "1983 Individual Annuitant Mortality Table A" with 100% Projection Scale G and a 5% assumed investment return. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 5% assumed investment return.

        PLAN E - DOLLAR AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY PAYMENT
                               PER $1,000 APPLIED

YEARS PAYABLE     MONTHLY        YEARS PAYABLE     MONTHLY       YEARS PAYABLE     MONTHLY
                  PAYMENT                          PAYMENT                         PAYMENT
--------------------------------------------------------------------------------------------
     10            10.51               17            7.20              24            5.88
     11             9.77               18            6.94              25            5.76
     12             9.16               19            6.71              26            5.65
     13             8.64               20            6.51              27            5.54
     14             8.20               21            6.33              28            5.45
     15             7.82               22            6.17              29            5.36
     16             7.49               23            6.02              30            5.28
--------------------------------------------------------------------------------------------

31053                                Page 15                              (7/99)

Fixed Dollar annuity payments will not be less than those shown in Table B. In addition, the amount of such payments will not be less than that which would be provided if a single premium immediate annuity contract then offered by us to annuitant's in the same class were to be purchased with the greater of: (1) surrender value of the contract; or (2) 95% of the contract value of this contract.

      TABLE B - DOLLAR AMOUNTS OF EACH MONTHLY FIXED DOLLAR ANNUITY PAYMENT
                               PER $1,000 APPLIED

                           PLAN A                                 PLAN B                                 PLAN C          PLAN D
------------------------------------------------------------------------------------------------------------------------------------
           SETTLEMENT                                        LIFE INCOME WITH                           LIFE INCOME      JOINT &
SETTLEMENT BEGINNING     LIFE INCOME         FIVE YEARS          TEN YEARS         FIFTEEN YEARS         INSTALLMENT     SURVIVOR
              IN          NON-REFUND          CERTAIN             CERTAIN             CERTAIN              REFUND        NON-REFUND
                                                                                                                       MALE & FEMALE
   AGE       YEAR      MALE     FEMALE     MALE     FEMALE     MALE     FEMALE     MALE     FEMALE     MALE     FEMALE    SAME AGE
------------------------------------------------------------------------------------------------------------------------------------
Age 65       2005      5.30      4.68      5.26      4.66      5.15      4.62      4.95      4.53      4.84      4.43      4.20
             2010      5.21      4.61      5.17      4.60      5.07      4.55      4.89      4.48      4.77      4.38      4.15
             2015      5.12      4.55      5.09      4.53      4.99      4.49      4.83      4.42      4.71      4.34      4.11
             2020      5.04      4.48      5.01      4.47      4.92      4.44      4.77      4.38      4.66      4.29      4.07
             2025      4.96      4.43      4.94      4.42      4.86      4.39      4.72      4.33      4.60      4.25      4.03
             2030      4.89      4.37      4.87      4.37      4.79      4.34      4.67      4.29      4.55      4.21      3.99

Age 70       2005      6.21      5.38      6.12      5.35      5.87      5.24      5.48      5.05      5.45      4.97      4.74
             2010      6.08      5.29      6.01      5.26      5.77      5.16      5.41      4.99      5.37      4.90      4.67
             2015      5.96      5.20      5.89      5.17      5.68      5.08      5.35      4.93      5.29      4.84      4.61
             2020      5.85      5.11      5.79      5.09      5.59      5.01      5.29      4.87      5.22      4.78      4.55
             2025      5.75      5.03      5.69      5.01      5.51      4.94      5.23      4.82      5.15      4.72      4.49
             2030      5.64      4.96      5.59      4.94      5.43      4.88      5.17      4.76      5.08      4.67      4.44

Age 75       2005      7.47      6.42      7.27      6.33      6.72      6.07      6.00      5.65      6.24      5.68      5.50
             2010      7.29      6.28      7.11      6.20      6.61      5.97      5.94      5.59      6.14      5.60      5.40
             2015      7.12      6.15      6.96      6.08      6.50      5.87      5.88      5.52      6.04      5.51      5.31
             2020      6.96      6.03      6.82      5.97      6.40      5.78      5.83      5.46      5.95      5.43      5.23
             2025      6.81      5.91      6.68      5.86      6.30      5.69      5.77      5.40      5.86      5.36      5.15
             2030      6.67      5.81      6.55      5.76      6.21      5.60      5.72      5.34      5.77      5.29      5.08

Age 85       2005     11.77     10.25     10.64      9.60      8.51      8.12      6.73      6.64      8.66      7.97      8.24
             2010     11.42      9.94     10.40      9.37      8.42      8.02      6.71      6.61      8.50      7.82      8.03
             2015     11.09      9.65     10.18      9.15      8.34      7.91      6.70      6.59      8.35      7.68      7.84
             2020     10.78      9.38      9.96      8.94      8.26      7.81      6.68      6.56      8.20      7.55      7.66
             2025     10.49      9.14      9.75      8.74      8.18      7.72      6.66      6.54      8.06      7.42      7.50
             2030     10.22      8.91      9.56      8.56      8.09      7.62      6.65      6.51      7.94      7.31      7.35
------------------------------------------------------------------------------------------------------------------------------------

Table B above is based on the "1983 Individual Annuitant Mortality Table A" at 3.00% with 100% Projection Scale G. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 3% annual effective interest rate.

       PLAN E - DOLLAR AMOUNT OF EACH MONTHLY FIXED DOLLAR ANNUITY PAYMENT
                               PER $1,000 APPLIED

YEARS PAYABLE     MONTHLY       YEARS PAYABLE     MONTHLY       YEARS PAYABLE     MONTHLY
                  PAYMENT                         PAYMENT                         PAYMENT
------------------------------------------------------------------------------------------
     10            9.61              17            6.23              24            4.84
     11            8.86              18            5.96              25            4.71
     12            8.24              19            5.73              26            4.59
     13            7.71              20            5.51              27            4.47
     14            7.26              21            5.32              28            4.37
     15            6.87              22            5.15              29            4.27
     16            6.53              23            4.99              30            4.18
------------------------------------------------------------------------------------------

31053                                Page 16                              (7/99)

                            MAXIMUM ANNIVERSARY VALUE
                               DEATH BENEFIT RIDER

This rider is made a part of the annuity contract to which it is attached. It changes the contract by adding certain terms and provisions. This rider is subject to all of the provisions in the annuity contract that do not conflict with the provisions of this rider. There is an additional charge for this rider as described below.

The "Death Benefit Before the Settlement Date" provision in the PAYMENTS TO BENEFICIARY section of the annuity contract to which this rider is attached is hereby deleted and replaced with the following.

DEATH BENEFIT BEFORE THE SETTLEMENT DATE

A death benefit is payable to the beneficiary upon the earlier death of you or the annuitant while this contract is in force and prior to the settlement date.

As of the date we receive proof of death, we will pay the beneficiary the greatest of the following amounts:

1.   the contract value; or

2. the total purchase payments made to the contract minus "adjustments for partial surrenders;" or

3. the "maximum anniversary value" immediately preceding the date of death, plus any purchase payments since that anniversary, minus any "adjustments for partial surrenders" since that anniversary.

MAXIMUM ANNIVERSARY VALUE (MAV)

This is the greatest of your contract values on any contract anniversary (while this rider is in force), plus subsequent purchase payments, minus "adjustments for partial surrenders." We calculate the MAV on each contract anniversary through age 80. On the first contract anniversary, after the effective date of this rider, we set the MAV equal to the greater of your (a) current contract value, or (b) total purchase payments minus "adjustments for partial surrenders." Every contract anniversary after that, through age 80, we compare the previous anniversary's MAV to the current contract value and we reset the MAV to the higher amount. We stop resetting the MAV after you or the annuitant reach age 81. However, we continue to add any subsequent purchase payments and subtract "adjustments for partial surrenders" from the MAV.

ADJUSTMENTS FOR PARTIAL SURRENDERS

Adjustments for partial surrenders are calculated for each partial surrender using the following calculation:

         PS X DB         where:
         -------
           CV

PS = the partial surrender including any applicable surrender charge.

DB = the death benefit on the date of (but prior to) the partial surrender.

CV = the contract value on the date of (but prior to) the partial surrender.

The death benefit will be payable in a lump sum on the valuation date we receive due proof of death of the annuitant or owner, whichever first occurs. The beneficiary may elect to receive payment anytime within 5 years after the date of death.

139034                               Page 1                               (4/02)

In lieu of a lump sum, payment may be made under an Annuity Payment Plan, provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2.   payments begin no later than one year after the date of death; and

3. the plan provides payments over a period which does not exceed the life or the life expectancy of the beneficiary.

In this event, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary.

We will determine the contract value on which we base amounts payable or applied under this section at the next accumulation unit value calculated after we receive due proof of death at our corporate office.

CHARGES FOR THE RIDER

The charge for this rider is shown under Contract Data and is multiplied against your variable account contract value 60 days following the contract anniversary date each year prior to the settlement date. We deduct the charge on a pro-rata basis among the variable subaccounts in the same proportion your value in each bears to your total variable account contract value.

If the contract is terminated for any reason except death or at the settlement date, we will deduct the charge at that time, adjusted for the number of calendar days coverage was in effect during the year.

TERMINATING THE RIDER

You may terminate this rider within 30 days following the first contract anniversary after the effective date of this rider. You may also terminate this rider within 30 days following any contract anniversary beginning with the seventh contract anniversary after the effective date of this rider.

This rider will terminate on the date you make a full surrender from the contract or on the settlement date. We reserve the right to terminate this rider or modify its terms if you change the ownership of this contract, or if your surviving spouse elects to continue the contract under the Spouse Option to Continue Contract Upon Owner's Death provision.

This rider is effective as of the contract date of this contract unless a different date is shown here or under Contract Data.

IDS LIFE INSURANCE COMPANY OF NEW YORK


/s/ [ILLEGIBLE]

Secretary

139034                               Page 2                               (4/02)

DEFERRED ANNUITY CONTRACT

-    FLEXIBLE PURCHASE PAYMENTS.

-    OPTIONAL FIXED DOLLAR OR VARIABLE ACCUMULATION VALUES AND ANNUITY PAYMENTS.

-    ANNUITY PAYMENTS TO BEGIN ON THE SETTLEMENT DATE.

-    THIS CONTRACT IS NONPARTICIPATING. DIVIDENDS ARE NOT PAYABLE.

IDS LIFE INSURANCE COMPANY
OF NEW YORK
20 Madison Ave. Ext.
P.O. Box 5144
Albany, New York 12205